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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

================================================================================
1. Name and Address of Reporting Person*

Dickens                 Kevin                           S.
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   (Last)               (First)                 (Middle)

13 Beach Flint Way
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                                    (Street)

Victor                               NY                              14564
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   (City)                           (State)                           (Zip)


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2. Issuer Name and Ticker or Trading Symbol


Choice One Communications Inc. ("CWON")
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

August, 2000
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)


Co-Chief Operating Officer
================================================================================
7. Individual or Joint/Group Filing
   (Check applicable line)

   [ X ] Form filed by one Reporting Person
   [   ] Form filed by more than one Reporting Person


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at end   Direct    Nature of
                                      2.            3.           -----------------------------   of month       (D) or    Indirect
1.                                    Transaction   Transaction                  (A)                            Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             & 4)           (Instr.4) (Instr. 4)
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

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Common Stock                          8/21/00        P               10,000      A      $16.50    755,882       D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                      354,242       I        See Note
                                                                                                                         (1)
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====================================================================================================================================

*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date       Expira-          Number  ity      month      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-      tion             of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)      (A)     (D)    cisable    Date   Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Stock Options (2)   $28.25   8/1/00   A       16,500         See Note   8/1/10 Common    16,500           16,500    D
                                              Options (2)    (3)               Stock     Shares           Options
                                                                                                          (2)
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====================================================================================================================================

Expanation of Responses:

1 Shares owned by the Dickens Family Limited Partnership, of which Mr. Dickens is the sole general partner. Mr. Dickens disclaims any beneficial ownership of these shares.

2 Options to purchase shares of the Issuer's Common Stock granted under its 1998 Employee Stock Option Plan, as amended.

3 3,300 Shares will become exercisable on 8/1/01, 573 shares will become exercisable on the first day of each month thereafter until 7/1/03, and 21 shares will become exercisable on 8/1/03.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currenty valid OMB #.


/s/Kevin Dickens                                                8/25/00
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

     Alternatively, this Form is permitted to be submitted to the Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.

                                  Page 2 of 2

(122797DTI)